AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT




                               by and among



                          LIVE HOME VIDEO INC.
                      LIVE FILM AND MEDIAWORKS INC.
                  LIVE ENTERTAINMENT INTERNATIONAL INC.
                            LIVE AMERICA INC.
                                   and
                              VESTRON INC.


                                    and


                       FOOTHILL CAPITAL CORPORATION





                       Dated as of November 14, 1994

                             TABLE OF CONTENTS



                                                                       Page

1.   DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . .  1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . 10
     1.3  Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     1.4  Construction . . . . . . . . . . . . . . . . . . . . . . . . . 10
     1.5  Schedules and Exhibits.. . . . . . . . . . . . . . . . . . . . 11

2.   LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . 11
     2.1  Revolving Advances.. . . . . . . . . . . . . . . . . . . . . . 11
     2.2  Letters of Credit and Letter of Credit Guarantees.
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.3  Term Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.4  Overadvances . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.5  Interest:  Rates, Payments, and Calculations . . . . . . . . . 13
     2.6  Crediting Payments; Application of Collections . . . . . . . . 15
     2.7  Statements of Obligations. . . . . . . . . . . . . . . . . . . 15
     2.8  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

3.   CONDITIONS; TERM OF AGREEMENT . . . . . . . . . . . . . . . . . . . 16
     3.1  Conditions Precedent to Initial Advance, L/C, or
          L/C Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.2  Conditions Precedent to All Advances, L/Cs, or L/C
          Guarantees.. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.3  Term; Automatic Renewal. . . . . . . . . . . . . . . . . . . . 18
     3.4  Effect of Termination. . . . . . . . . . . . . . . . . . . . . 18
     3.5  Early Termination by Borrower. . . . . . . . . . . . . . . . . 18
     3.6  Termination Upon Event of Default. . . . . . . . . . . . . . . 19

4.   CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . 19
     4.1  Grant of Security Interest . . . . . . . . . . . . . . . . . . 19
     4.2  Negotiable Collateral. . . . . . . . . . . . . . . . . . . . . 19
     4.3  Collection of Accounts, General Intangibles,
          Negotiable Collateral. . . . . . . . . . . . . . . . . . . . . 19
     4.4  Delivery of Additional Documentation Required. . . . . . . . . 20
     4.5  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . 20
     4.6  Right to Inspect . . . . . . . . . . . . . . . . . . . . . . . 20

5.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . 21
     5.1  No Prior Encumbrances. . . . . . . . . . . . . . . . . . . . . 21
     5.2  Eligible Accounts. . . . . . . . . . . . . . . . . . . . . . . 21
     5.3  Eligible Inventory . . . . . . . . . . . . . . . . . . . . . . 21
     5.4  Location of Inventory and Equipment. . . . . . . . . . . . . . 21
     5.5  Inventory Records. . . . . . . . . . . . . . . . . . . . . . . 21
     5.6  Location of Chief Executive Office; FEIN . . . . . . . . . . . 21
     5.7  Due Organization and Qualification . . . . . . . . . . . . . . 21
     5.8  Due Authorization; No Conflict . . . . . . . . . . . . . . . . 22
     5.9  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.10 No Material Adverse Change in Financial Condition. . . . . . . 22
     5.11 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.12 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . 22
     5.13 Environmental Condition. . . . . . . . . . . . . . . . . . . . 23
     5.14 Reliance by Foothill; Cumulative . . . . . . . . . . . . . . . 23

6.   AFFIRMATIVE COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . 23
     6.1  Accounting System. . . . . . . . . . . . . . . . . . . . . . . 23
     6.2  Collateral Reports . . . . . . . . . . . . . . . . . . . . . . 24
     6.3  Schedules of Accounts. . . . . . . . . . . . . . . . . . . . . 24
     6.4  Financial Statements, Reports, Certificates. . . . . . . . . . 24
     6.5  Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.6  Guarantor Reports. . . . . . . . . . . . . . . . . . . . . . . 25
     6.7  Designation of Inventory . . . . . . . . . . . . . . . . . . . 25
     6.8  Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     6.9  Title to Equipment . . . . . . . . . . . . . . . . . . . . . . 26
     6.10 Maintenance of Equipment . . . . . . . . . . . . . . . . . . . 26
     6.11 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.12 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.13 Financial Covenants. . . . . . . . . . . . . . . . . . . . . . 27
     6.14 No Setoffs or Counterclaims. . . . . . . . . . . . . . . . . . 27
     6.15 Location of Inventory and Equipment. . . . . . . . . . . . . . 28
     6.16 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 28
     6.17 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . 28

7.   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.1  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.2  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.3  Restrictions on Fundamental Changes. . . . . . . . . . . . . . 29
     7.4  Extraordinary Transactions and Disposal of Assets. . . . . . . 30
     7.5  Change Name. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.6  Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.7  Restructure. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.8  Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.9  Change of Control. . . . . . . . . . . . . . . . . . . . . . . 30
     7.10 Capital Expenditures . . . . . . . . . . . . . . . . . . . . . 30
     7.11 Consignments . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.12 Distributions. . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.13 Accounting Methods . . . . . . . . . . . . . . . . . . . . . . 30
     7.14 Investments. . . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.15 Transactions with Affiliates . . . . . . . . . . . . . . . . . 31
     7.16 Suspension . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.17 Compensation . . . . . . . . . . . . . . . . . . . . . . . . . 31
     7.18 Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 31
     7.19 Change in Location of Chief Executive Office;
          Inventory and Equipment with Bailees.. . . . . . . . . . . . . 31

8.   EVENTS OF DEFAULT.. . . . . . . . . . . . . . . . . . . . . . . . . 31

9.   FOOTHILL'S RIGHTS AND REMEDIES. . . . . . . . . . . . . . . . . . . 33
     9.1  Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . 33
     9.2  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . 35

10.  TAXES AND EXPENSES REGARDING THE COLLATERAL . . . . . . . . . . . . 36

11.  WAIVERS; INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . 36
     11.1 Demand; Protest; etc.. . . . . . . . . . . . . . . . . . . . . 36
     11.2 Foothill's Liability for Collateral. . . . . . . . . . . . . . 36
     11.3 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 36

12.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. . . . . . . . . . . . . 37

14.  DESTRUCTION OF BORROWERS' DOCUMENTS . . . . . . . . . . . . . . . . 38

15.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . 38
     15.1 Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . 38
     15.2 Successors and Assigns . . . . . . . . . . . . . . . . . . . . 38
     15.3 Section Headings . . . . . . . . . . . . . . . . . . . . . . . 39
     15.4 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . 39
     15.5 Severability of Provisions . . . . . . . . . . . . . . . . . . 39
     15.6 Amendments in Writing. . . . . . . . . . . . . . . . . . . . . 39
     15.7 Counterparts; Telefacsimile Execution. . . . . . . . . . . . . 39
     15.8 Revival and Reinstatement of Obligations . . . . . . . . . . . 39
     15.9 Integration. . . . . . . . . . . . . . . . . . . . . . . . . . 40


     SCHEDULES

     Schedule E-1        Not Applicable
     Schedule E-2        Location of Inventory
     Schedule E-3        Eligible Letter of Credit
     Schedule P-1        Permitted Indebtedness
     Schedule P-2        Permitted Investments
     Schedule P-3        Permitted Liens
     Schedule P-3(a)     WEA Liens
     Schedule 5.9        Litigation
     Schedule 5.14  Subsidiaries and Promissory Notes
     Schedule 5.15(a)    Film Assets
     Schedule 5.15(b)    Key Films
     Schedule 5.18  Exploitation Agreements
     Schedule 7.19  Acquisitions of Film Assets

             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT



     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, is entered into as of November 14, 1994, among FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, on the one hand, and LIVE HOME VIDEO INC., a Delaware corporation ("LHV"), LIVE FILM AND MEDIAWORKS INC. (formerly known as INTERNATIONAL VIDEO PRODUCTIONS INC.), a California corporation ("LFM"), LIVE ENTERTAINMENT INTERNATIONAL INC., a Delaware corporation ("LEI"), LIVE AMERICA INC., a Delaware corporation ("LAI"), and VESTRON INC., a Delaware corporation ("VESTRON"), each with its chief executive office located at 15400 Sherman Way, Suite 500, Van Nuys, California 91406 (sometimes individually referred to herein as a "Borrower," and collectively as the "Borrowers"), on the other hand, with reference to the following:

          WHEREAS, the Borrowers and/or their Affiliates are parties to that certain Third Amended and Restated Loan Agreement dated as of July 26, 1990, as amended, with Chemical Bank (the "Old Lender") (the "Prior Loan Agreement");

          WHEREAS, in connection with the Prior Loan Agreement, Borrowers and/or one or more of their Affiliates executed and delivered to Old Lender various copyright mortgages, trademark mortgages, pledges, UCC filings, security agreements and other loan documents (as amended, modified and supplemented prior to the effectiveness of this Agreement, together with the Prior Loan Agreement, the "Existing Credit Documents");

          WHEREAS, the Old Lender and Foothill are entering into that certain Assignment of Liens and Loan Documents pursuant to which Old Lender is assigning to Foothill all of Old Lender's right, title and interest in and to the Existing Credit Documents and all liens and security interests created thereby;

          WHEREAS, Borrowers and Foothill desire to amend and restate the Prior Loan Agreement to provide for changes to the terms and conditions thereof, and therefore desire to execute this Agreement to effectuate same;

          WHEREAS, this Agreement replaces and refinances the Prior Loan Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

          "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods or the rendition of services by such Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Adjusted Net Book Value of Film Assets" means the aggregate costs, advances and prepaid royalties paid by a Borrowing Base Company for Film Assets under Film Asset Acquisition Agreements less Film Obligations and as adjusted for amortization in accordance with industry standards, changes in value based upon market conditions, and other reserves and adjustments as may be deemed appropriate by Foothill in Foothill's reasonable credit judgment. Adjusted Net Book Value of Film Assets shall not include and no Borrowing Base credit shall be given for the costs, advances and prepaid royalties and participations paid by any Borrowing Base Company for any Film Assets (i) with respect to which royalties, participations or other amounts payable by a Borrower are delinquent by more than thirty (30) days or where any Borrower is in material breach of the applicable Film Asset Acquisition Agreement and/or the Exploitation Agreement or where any such agreement has been terminated or cancelled or in the reasonable judgment of Foothill there is a material threat of termination or cancellation of any such agreement, or (ii) with respect to which a Borrowing Base Company has not released videocassettes prior to one year after commencement of the initial theatrical release of the Film, or (iii) if such Film is not to be released theatrically, with respect to which a Borrowing Base Company has not released videocassettes of such Film prior to one year after delivery of the Film to such Borrowing Base Company.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Amended and Restated Loan and Security Agreement and any extensions, riders supplements, notes, amendments, or modifications to or in connection with this Amended and Restated Loan and Security Agreement.

          "Amount of Eligible Letters of Credit" means (i) the original face amount of an Eligible Letter of Credit prior to delivery of the Masters relating to the Film Assets in respect of which the Eligible Letter of Credit was issued, and (ii) after delivery of such Masters, to the extent that there is still a balance of the Eligible Letter of Credit outstanding to guaranty remaining payments to the producer, production company or production lender for the Film Assets acquired, the amount of such balance of the Eligible Letter of Credit outstanding; provided, however, that the sum of the Adjusted Net Book Value of the Film Assets acquired in respect of such Eligible Letter of Credit plus the outstanding balance of such Eligible Letter of Credit shall not exceed the amount that the Adjusted Net Book Value of the Film Assets would have been had the full amount of the Eligible Letter of Credit been drawn upon.

          "Applicable Amount of Adjusted Net Book Value of Film
Assets" means a percentage of the Adjusted Net Book Value of Film
Assets of a Borrowing Base Company determined as follows:

          With respect to Films for which the related
          Masters have not been delivered to a Borrowing
          Base Company and for which a completion bond
          (in customary form and in compliance with the
          terms of this Agreement) has been issued
          naming the applicable Borrowing Base Company
          and Foothill as beneficiaries and guaranteeing
          the completion and delivery of such Film to
          the Borrowing Base Company:                                   65%

          With respect to Films for which the related
          Masters have been delivered to the Borrowing
          Base Company, but no videocassettes of such
          Film have been released:                                      65%

          With respect to Films for which videocassettes
          have been released:                                           20%

          "Authorized Officer" means any officer of a Borrower.

          "Average Unused Portion of Maximum Amount" means (a) the Maximum Amount; less (b) the sum of: (i) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month; plus (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

          "Bankruptcy Code" means the United States Bankruptcy Code
(11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

          "Borrower" and "Borrowers" have the meanings set forth in the preamble to this Agreement.

          "Borrowers' Books" means all of Borrowers' books and records including: ledgers; records indicating, summarizing, or evidencing Borrowers' properties or assets (including the Collateral) or liabilities; all information relating to Borrowers' business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

          "Borrowing Base" has the meaning set forth in Section
2.1.

          "Borrowing Base Company" means LFM, LHV, LAI or VESTRON
(collectively, the "Borrowing Base Companies").

          "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "Change of Control" shall be deemed to have occurred (i) with respect to LIVE at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Pioneer, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 20% of the total voting power of all classes of stock then outstanding of LIVE normally entitled to vote in the election of directors, and (ii) with respect to any Borrower or any Guarantor (other than LIVE), at such time as it is no longer a wholly owned subsidiary of LIVE, a Borrower or a Guarantor.

          "Closing Date" means the date of the initial advance or the date of the initial issuance of an L/C or an L/C Guaranty, whichever occurs first.

          "Code" means the California Uniform Commercial Code.

          "Collateral" means, for any Borrower, all of the assets and property of every kind of such Borrower, including all assets and property now owned and hereafter acquired by such Borrower, whether tangible or intangible, wherever located or situated, and whether or not in possession of such Borrower, including but not limited to, all of such Borrower's right, title and interest in and to the following: Accounts; Borrowers' Books; Equipment; General Intangibles; Inventory; Negotiable Collateral; any money, or other assets which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including the proceeds of any completion bonds and the proceeds of insurance covering any or all Collateral, and any and all Accounts, Borrowers' Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Collateral Documents" shall mean all present and future guaranties, security agreements, assignments, pledge agreements, laboratory pledgeholder agreements, copyright mortgages, trademark mortgages, subordination agreements, intercreditor agreements, financing statements, landlord waivers, consents, estoppel certificates and other documents granting liens or other security interests to Foothill pursuant to this Agreement, including, without limitation, the Pledge Agreement, the Laboratory Pledgeholder Agreements, the Copyright Mortgages, the Trademark Mortgages and all other security agreements, financing statements, subordination agreements, intercreditor agreements, estoppel certificates, consents and/or waivers to be delivered pursuant to the various provisions of this Agreement.

          "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of LHV and its Subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets. For purposes of the calculations of the Financial Covenants contained in Section 6.13 of this Agreement, Consolidated Current Assets shall include the Borrowers' book value of Film Assets.

          "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of LHV and its Subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

          "Copyright Mortgages" shall mean the instruments of transfer pursuant to which the Borrowers (to the extent that any Borrower is a copyright proprietor or owns any rights under copyright) grant to Foothill a copyright mortgage and/or security interest in their respective interest in the United States, Canadian and/or worldwide copyrights (including but not limited to the distribution rights) to any Film.

          "Daily Balance" means the amount of an Obligation owed at the end of a given day.

          "Early Termination Premium" has the meaning set forth in
Section 3.6.

          "Eligible Accounts" means those Accounts created by a Borrowing Base Company in the ordinary course of business that arise out of the Borrowing Base Company's sale of goods or rendition of services, that strictly comply with all of Borrowers' representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall be net of reserves relating to return allowances, co-op advertising and other items deemed appropriate in Foothill's reasonable discretion. Eligible Accounts shall not include the following:

               (a) Accounts that the Account Debtor has failed to pay within thirty (30) days of the due date or Accounts with selling terms of more than one hundred and twenty (120) days and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to any Borrower within thirty (30) days of the due date;

               (b)  Accounts with respect to which the Account
Debtor is an officer, employee, Affiliate (other than Pioneer), or agent of a Borrower;

               (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return outside the ordinary course of business, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

               (d) Accounts with respect to which the Account Debtor is not a resident of the United States, and which are not supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

               (e)  Accounts with respect to which the Account
Debtor is the United States or any department, agency, or instrumentality of the United States;

               (f) Accounts with respect to which a Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Borrower;

               (g) Accounts with respect to an Account Debtor (other than WEA or MCA) whose total obligations owing to Borrowers exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

               (h) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto to the extent of such dispute or claim, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (i) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

               (j) Accounts that are payable in other than United States Dollars; and

               (k) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services.

          "Eligible Inventory" means Inventory of a Borrowing Base Company consisting only of first quality completed videocassettes (each containing a Film that is included in the Film Assets) which are held for sale in the ordinary course of a Borrowing Base Company's business, that are located at the premises identified on Schedule E-2, are acceptable to Foothill in all respects, and strictly comply with all of Borrowers' representations and warranties to Foothill. Eligible Inventory shall not include depleted or expired titles, slow moving or obsolete items, restrictive or custom items, work-in-process, components that are not part of finished goods, spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, Inventory at any location other than those set forth on Schedule E-2, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill's perfected security interests, defective goods, "seconds," and Inventory acquired or transferred on consignment. Eligible Inventory shall be valued at the lower of the Borrowing Base Company's cost or market value and shall be net of reserves for obsolescence and unapplied reserve.

          "Eligible Letters of Credit" means (i) the letter of credit identified on Schedule E-3, and (ii) any other letter of credit issued or guarantied by Foothill in favor of a producer, production company or production lender to guaranty payment by a Borrowing Base Company for the acquisition of Film Assets by such Borrowing Base Company prior to delivery of the related Masters, in each case where the terms of the letter of credit expressly provide that the letter of credit cannot be drawn upon prior to the date that the related Masters are delivered to the Borrowing Base Company.

          "Equipment" means all of a Borrower's present and hereafter acquired machinery, machine tools, motors, equipment (including all recording, transposition, duplication, viewing and other electronic equipment used in a Borrower's businesses, all cameras and other photographic, sound recording and editing equipment, projectors, film developing equipment and machinery), furniture, furnishings, fixtures, vehicles (including all motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of a Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with a Borrower; (ii) treated, together with a Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which a Borrower is also treated as a member; or (iv) is otherwise aggregated with Borrower for purposes of the employee benefits requirements listed in IRC
Section 414(m)(4).

          "ERISA Event" means any one or more of the following:
(i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of a Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Qualified Plan subject to Title IV of ERISA, a Borrower or any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any Borrower or ERISA Affiliate with respect to any Plan for which a Borrower or any ERISA Affiliate may be directly or indirectly liable.

          "Event of Default" has the meaning set forth in Section
8.

          "Exploitation Agreements" shall mean all agreements pursuant to which a Borrower has granted to any Person, or any Person has acquired from a Borrower, rights to exploit all or any of such Borrower's distribution rights in any Film Assets.

          "FEIN" means Federal Employer Identification Number.

          "Film" shall mean any and every motion picture, tape or other recording of moving images by any means, manner, process or device now known or hereafter devised.

          "Film Asset Acquisition Agreements" shall mean all agreements, licenses, instruments, writings and understandings evidencing any Film Assets or any rights therein or thereto acquired by a Borrower or pursuant to which such Film Assets and rights were acquired by or granted to any Borrower.

          "Film Assets" shall mean all rights and interests granted to or acquired by the Borrowers in connection with or related to the distribution or exploitation of, or otherwise respecting, any Films, including but not limited to any distribution rights, license rights and rights as a subdistributor or sublicensee in all media, including without limitation, distribution, license, subdistribution and sublicense rights; all rights to distribute, license, subdistribute, sublicense, copy, exhibit, transmit, broadcast, package, edit, reformat, advertise or exploit a Film, in any and all media, and any syndication, television or cable television rights; all copyrights or interests in any copyright on or relating to a Film; and any collateral, allied, subsidiary or merchandising rights appurtenant or related to a Film.

          "Film Obligations" means the unpaid balance of all advance royalty, participations, overages, residuals and other accrued obligations owed in respect of any Film Asset.

          "Film Rights" means all Film Assets; all contract rights relating to any Film Assets, including without limitation, all rights under any Film Asset Acquisition Agreements and Exploitation Agreements and all exploitation rights with respect to any Film; all sums, proceeds, money, products, profits or increases, including money profits or increases or other property obtained or to be obtained from the exploitation of any Film Assets; all other collateral, allied, subsidiary and merchandising rights relating to any Films; all Masters and all documents and the rights of the Borrowers thereunder issued by any pledgeholder or bailee with respect to any Masters; and all other assets and property relating to any Film or Film Assets, including but not limited to, all related goods, accounts, contract rights, general intangibles, equipment, ancillary rights and copyrights.

          "Foothill" has the meaning set forth in the preamble to this Agreement.

          "Foothill Expenses" means all: costs or expenses (including taxes (other than those on income), photocopying, notarization, telecommunication and insurance premiums) required to be paid by any Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrowers; costs and expenses incurred by Foothill in the disbursement of funds to a Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrowers' Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning a Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means all of a Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, Film Rights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements (including royalty advances), infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts.

          "Guarantor" means LIVE or LVI (collectively, the
"Guarantors").

          "Hazardous Materials" means all or any of the following:
(a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances (other than video tape or video cassettes), natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

          "Indebtedness" means: (a) all obligations of a Borrower for borrowed money; (b) all obligations of a Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of a Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations of a Borrower under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of a Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of a Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Inventory" means all present and future inventory in which a Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Borrower's present and future raw materials, work in process, finished goods, videocassettes, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Key Film Rights" means Film Rights to the following properties:

          (i) Film Rights to Films that have not been released on home video but which any of the Borrowing Base Companies has acquired within the past twelve (12) months.

          (ii) Film Rights to Films which a Borrowing Base Company has initially released in home video within the last twelve
     (12) months; and

          (iii)  Film Rights to those Films listed on
     Schedule 5.15(b) attached hereto.

          "Laboratory" shall mean each laboratory where any Masters are located.

          "Laboratory Pledgeholder Agreement" shall mean a Laboratory Pledgeholder Agreement or Laboratory Access Letter in such form as shall be acceptable to Foothill, to be executed by Foothill, a third party completion guarantor (with regard to Films which are not yet completed, if and as required under the terms hereof), one or more Laboratories, and the applicable Borrower which owns, holds or controls the rights in the Masters located at such Laboratory, with respect to each Laboratory.

          "L/C" has the meaning set forth in Section 2.2(a).

          "L/C Guaranty" has the meaning set forth in Section
2.2(a).

          "LIVE" means LIVE Entertainment Inc., a Delaware corporation.

          "Loan Documents" means this Agreement, the Lock Box
Agreements, the Collateral Documents, any note or notes executed by a Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

          "Lock Box" has the meaning provided in the respective
Lock Box Agreements.

          "Lock Box Agreements" means those certain Lockbox
Operating Procedural Agreements and Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrowers, Foothill, and one of the Lock Box Banks.

          "Lock Box Banks" means Imperial Bank or a replacement bank acceptable to LHV and Foothill.

          "Lien Reserve" means an amount equal to all liens (whether choate or otherwise) upon any of any Borrower's assets held by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or other governmental agency, which are not subordinated on terms and conditions acceptable to Foothill in its sole discretion, but excluding liens for amounts that are not yet due and payable.

          "LVI" means LIVE Ventures Inc., a Delaware corporation.

          "Masters" shall mean all film negatives, masters, prints, pre-print and/or soundtrack materials and other physical materials relating to any Film.

          "Maximum Amount" has the meaning set forth in Section
2.1.

          "Maximum Foothill Amount" means that portion of the Maximum Amount for which Foothill shall be responsible, exclusive of any participations with Participants, which amount is Twenty
Million Dollars ($20,000,000).

          "MCA" means MCA Canada, Ltd., a Canadian corporation.

          "MCA Reserve" means an amount equal to all sums owed by Borrowers to MCA from time to time.

          "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of a Borrower or an ERISA Affiliate participate or to which a Borrower or any ERISA Affiliate contribute or are required to contribute.

          "Negotiable Collateral" means all of a Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated Securities (including the shares of stock of each Subsidiary of each Borrower other than Subsidiaries of LEI or Vestron), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrowers' Books relating to any of the foregoing.

          "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrowers' loan account pursuant to any agreement authorizing Foothill to charge Borrowers' loan account), obligations, fees (including Early Termination Premiums), lease payments, guaranties, covenants, and duties owing by a Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Foothill and a Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from a Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that a Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Old Lender" means Chemical Bank.

          "Other Film Rights" are Film Rights other than Key Film
Rights.

          "Overadvance" has the meaning set forth in Section 2.4.

          "Participant" means any Person, other than Foothill, that has committed to provide a portion of the financing contemplated herein.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "Permitted Indebtedness" means the Indebtedness listed on Schedule P-1.

          "Permitted Investments" means those investments listed on Schedule P-2.

          "Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on Schedule P-3 attached hereto; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under
Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) obligations and duties as lessee under any lease existing on the date of this Agreement; and (f) mechanics', materialmen's, warehousemen's, or similar liens.

          "Permitted Payments" means for so long as no Event of Default under Section 8.1 hereof has occurred and is not cured or waived, payments or distributions by Borrowers to LIVE to enable LIVE to (i) pay interest on the Senior Subordinated Indebtedness,
(ii) pay dividends on the Series B Preferred Stock and Series C Preferred Stock, (iii) redeem or repurchase of up to Four Million Dollars ($4,000,000) in liquidation value (400,000 shares) of LIVE's Series B Preferred Stock so long as after giving effect to any such redemption or repurchase Borrowers will have not less than Five Million Dollars ($5,000,000) of borrowing availability under this Agreement, and (iv) pay LIVE's overhead expenses of up to Two Million Five Hundred Thousand Dollars ($2,500,000) per year including professional fees, directors and officers liability insurance premiums, corporate overhead and director's fees.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Pioneer" means Pioneer Electronic Corp., a Japanese corporation, and its wholly-owned subsidiaries.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Borrower or any ERISA Affiliate sponsors or maintains or to which a Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

          "Pledge Agreement" means the Security Agreement - Pledge pursuant to which LIVE shall pledge to Foothill (i) the outstanding shares of capital stock of LHV, and (ii) certain promissory notes payable to LIVE; which such Security Agreement - Pledge shall be in form and substance satisfactory to Foothill.

          "Pledged Securities" means (i) the promissory notes set forth on Schedule 5.14 hereto, (ii) the rights and interests of LVI in BET Film Productions, a Delaware general partnership, (iii) and all other Securities required to be pledged hereunder and/or under the Pledge Agreement.

          "Prohibited Transaction" means any transaction engaged in by a Borrower or an ERISA Affiliate described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

          "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which a Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

          "Rank" means Rank Video Services America, a Delaware corporation, and any permitted successor Laboratory under
Section 6.25.

          "Reference Rate" means the highest of the variable rates of interest, per annum, most recently announced by (a) Bank of America, N.T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

          "Reportable Event" means any event described in Section
4043 (other than Subsections (b)(7) and (b)(9)) of ERISA.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, depository trust receipts, shares or participations in temporary or interim certificates, and any options or warrants for the purchase or acquisition of, or any other right to subscribe to, purchase or acquire, any of the foregoing.

          "Senior Subordinated Indebtedness" means the Indebtedness represented by that certain Indenture dated as of September 1, 1992 (as amended to increase the interest rate from ten percent (10%) to twelve (12%) and to eliminate the net worth covenant) by and between LIVE and the Trustee for Forty Million Dollars ($40,000,000) of Increasing Rate Secured Senior Subordinated Notes due 1999.

          "Series B Preferred Stock" means LIVE's Series B
Cumulative Convertible Preferred Stock, and any additional Series
B Cumulative Convertible Preferred Stock issued as dividends on such Stock.

          "Series C Preferred Stock" means LIVE's Series C
Convertible Preferred Stock, and any additional Series C
Convertible Preferred Stock issued as dividends on such Stock.

          "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person,
(b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

          "Subsidiary" shall mean any Person of which a Borrower shall now or hereafter own or control, directly or indirectly, sufficient voting stock or other beneficial interest to entitle such Borrower to elect at least a majority of the managing body of such Person, whether at the time of determination or only so long as no senior class of stock has voting rights by reason of any contingency.

          "Syndicated Amount" means that portion of the Maximum
Amount equal to the aggregate financing commitments (to the extent obtained and not breached or terminated) of all Participants.

          "Tangible Net Worth" means, as of the date any determination thereof is to be made, the difference of: (a) LHV's total stockholder's equity; minus (b) the sum of: (i) all intangible assets of LHV; (ii) all of LHV's prepaid expenses; and
(iii) all amounts due to LHV from Affiliates (other than Pioneer), calculated on a consolidated basis.

          "Technicolor" means Technicolor Videocassette of
Michigan, Inc., a Delaware corporation, and any permitted successor Laboratory under Section 6.25.

          "Trademark Mortgages" shall mean the instruments of transfer pursuant to which the Borrowers grant to Foothill a trademark mortgage and/or security interest in their respective trademarks in form acceptable to Foothill.

          "Trustee" shall mean American Stock Transfer & Trust
Company as Trustee under the Indenture relating to the Senior
Subordinated Indebtedness.

          "Unfunded Benefit Liability" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year.

          "Vestron" means Vestron Inc., a Delaware corporation.

          "Voidable Transfer" has the meaning set forth in Section
15.8.

          "WEA" means WEA Corp., a New York corporation.

          "WEA Reserve" means an amount equal to all sums owed by Borrowers to WEA from time to time.

          "Working Capital" means the result of subtracting LHV's
Consolidated Current Liabilities from LHV's Consolidated Current
Assets.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean such Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOAN AND TERMS OF PAYMENT.

          2.1  Revolving Advances.

               (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to LHV in an amount not to exceed the lowest of (i) the Borrowing Base, (ii) the Maximum Amount, or (iii) the Maximum Foothill Amount plus the Syndicated Amount. For purposes of this Agreement, "Borrowing Base" shall mean, at any date for which the amount thereof is to be determined, an amount equal to the sum of the following (after adjustment to delete double counting or amounts payable by any Affiliates of a Borrower):

          (1)  Up to the Applicable Amount of Adjusted Net Book
     Value of Film Assets; plus

          (2) Up to ninety five percent (95%) of Eligible Accounts from: WEA, MCA and such other distributor(s) approved by Foothill in its sole discretion for which any Borrowing Base Company has an agreement in form and substance satisfactory to Foothill causing such distributor(s) to be directly responsible for billing, collecting and bad debts, if any; plus

          (3)  Up to eighty percent (80%) of all other Eligible
     Accounts; plus

          (4) Up to sixty five percent (65%) of the Amount of Eligible Letters of Credit; plus

          (5) Up to an amount equal to the lesser of: (a) fifty percent 50% of Eligible Inventory, or (b) Five Million Dollars ($5,000,000).

The Borrowing Base shall be reduced dollar for dollar by an amount equal to (i) the WEA Reserve, (ii) the MCA Reserve, but only to the extent of the amount of Accounts from MCA included in Eligible
Accounts, and (iii) the Lien Reserve.

               (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may reduce its advance rates based upon Applicable Amount of Adjusted Net Book Value of Film Assets, Eligible Accounts, Amount of Eligible Letters of Credit or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

               (c) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed the lesser of: (i) Thirty Million Dollars ($30,000,000) ("Maximum Amount"), or (ii) the Maximum Foothill Amount plus the Syndicated Amount.

               (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of a Borrower, or without instructions if pursuant to Section 2.5(d). Borrowers agree to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by a Borrowing Base Company and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrowers, any advance requested by a Borrowing Base Company and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

          2.2  Letters of Credit and Letter of Credit Guarantees.

               (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of a Borrowing Base Company (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrowing Base Company in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of advances outstanding pursuant to
Section 2.1, and (ii) Fifteen Million Dollars ($15,000,000). Each Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrowers and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each such L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than thirty (30) days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the lesser of: (y) the Maximum Amount, or (z) the Maximum Foothill Amount plus the Syndicated Amount. The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by a Borrowing Base Company, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to
Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.5.

               (b) Each Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Each Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for such Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for such Borrower's account, even though this interpretation may be different from such Borrower's own, and such Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following such Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Such Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Such Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

               (c) Each Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the letter of credit and the related application. A Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

               (d) Any and all service charges, commissions, fees, and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Foothill. On the first day of each month, Borrowers will pay Foothill a fee equal to two percent (2.0%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrowers' loan account at the time the service is rendered or the cost is incurred.

               (e) Immediately upon the termination of this Agreement, Borrowers agree to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

          2.3  [Intentionally Omitted]

          2.4 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrowers immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrowers' obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

          2.5  Interest:  Rates, Payments, and Calculations.

               (a) Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance, at a per annum rate of two (2.0) percentage points above the Reference Rate.

               (b) Default Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to five (5) percentage points above the Reference Rate. From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to five percent (5%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

               (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than seven percent (7.0%) per annum. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

               (d) Payments. Interest hereunder shall be due and payable on the first day of each month during the term hereof in arrears. Each Borrower hereby authorizes Foothill, at its option, without prior notice to such Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under any note or other Loan Document to Borrowers' loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (e) Computation. The Reference Rate as of this date is seven and three quarters percent (7 3/4%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Foothill, in executing this Agreement, intend to legally agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.6 Crediting Payments; Application of Collections. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Banks pursuant to the Lock Box Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrowers for two (2) Business Days of `clearance' at the applicable rates set forth in Sections 2.5(a) and 2.5(b) (applicable to advances under Section 2.1) on all collections, checks, wire transfers, or other items of payment that are received by Foothill (regardless of whether forwarded by the Lock Box Banks to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board two (2) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrowers, and shall apply irrespective of the characterization of whether receipts are owned by a Borrower or Foothill, and irrespective of the level of Borrowers' Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.7 Statements of Obligations. Within fifteen (15) Business Days after the end of each month Foothill shall render statements to LHV (on behalf of the Borrowers) of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Foothill unless, within forty five (45) days after receipt thereof by LHV, LHV shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

          2.8 Fees. Borrowers shall pay to Foothill the following fees:

               (a)  Closing Fee.  A one time closing fee of Five
Hundred Thousand Dollars ($500,000) which is earned, in full, on the Closing Date and is due and payable by Borrowers to Foothill in connection with this Agreement on the Closing Date.

               (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one-quarter of one percent (.25%) per annum times the Average Unused Portion of the Maximum Foothill Amount plus the Syndicated Amount.

               (c) Annual Facility Fee. On each anniversary of the Closing Date, a fee in an amount equal to one-quarter of one percent (.25%) of the Maximum Foothill Amount plus the Syndicated Amount, such fee to be fully earned on each such anniversary.

               (d) Financial Examination and Appraisal Fees. Foothill's customary fee of Six Hundred Dollars ($600) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrowers performed by Foothill or its agents, up to an aggregate maximum amount respecting financial analyses and examinations for all Borrowers of Ten Thousand Dollars ($10,000) per calendar quarter (so long as no Event of Default has occurred and is continuing) plus out-of-pocket expenses. Foothill's customary appraisal fee of One Thousand Dollars ($1,000) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents. So long as no Event of Default has occurred and is continuing, Borrowers will not be required to pay for more than one appraisal each year during the term of this Agreement. After the occurrence and during the continuation of an Event of Default, Borrowers shall be required to pay all fees and out-of-pocket expenses without limitation.

               (e) Collateral Management Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a collateral management fee in an amount equal to Four Thousand Dollars ($4,000) per month.

          2.9  Joint Borrower Provisions.

               (a) Any advances made by Foothill hereunder shall be deemed to be made jointly to Borrowers and shall be charged to each Borrower jointly and severally and each Borrower shall be jointly and severally liable for all advances. Any payments received by Foothill hereunder likewise shall be credited to each Borrower.

               (b) Foothill will credit the amount of advances made to Borrowers under Section 2.1 to Borrowers' designated deposit account. It is expressly agreed and understood by each Borrower that Foothill shall have no responsibility to inquire into the apportionment, allocation, or disposition of any advances made to Borrowers. All advances are to be made for the collective account of Borrowers.

               (c) For the purpose of implementing the joint borrower provisions of the Loan Documents, each Borrower hereby irrevocably appoints the other Borrower as its agent and attorney-in-fact for all purposes of the Loan Documents, including the making of requests for advances, the execution and delivery of certificates, and the receiving and allocating of disbursements from Foothill.

               (d) It is understood and agreed that the handling of the revolving credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to Borrowers and at their request, and that Foothill shall not incur any liability to Borrowers as a result thereof. To induce Foothill to do so, and in consideration thereof, each Borrower hereby agrees to indemnify Foothill and hold Foothill harmless from and against any and all liabilities, expenses, losses, damages, or claims of damage or injury asserted against Foothill by Borrowers or by any other Person arising from or incurred by reason of Foothill's handling of the financing arrangement of Borrowers, as herein provided, reliance by Foothill on any requests or instructions from any Borrower, or any other action taken by Foothill hereunder.

               (e) Each Borrower represents and warrants to Foothill that the request for joint handling of the advances and other financial accommodations to be made by Foothill hereunder was made because Borrowers are engaged in an integrated operation that requires financing on a basis permitting the availability of credit from time to time to each Borrower. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the successful operation of Borrowers is dependent on the continued successful performance of the functions of the integrated group.

               (f) Each Borrower represents and warrants to Foothill that (i) such Borrower has established adequate means of obtaining from the other Borrower, on a continuing basis, financial and other information pertaining to the business, operations, and condition (financial and otherwise) of the other Borrower, and its property, and (ii) such Borrower now is and hereafter will be completely familiar with the business, operations, and condition (financial and otherwise) of the other Borrower and its property. Each Borrower hereby waives and relinquishes any duty on the part of Foothill to disclose to such Borrower any matter, fact or thing relating to the business operations, or condition (financial or otherwise) of each of the other Borrower, or the property of the other Borrower, whether now or hereafter known by Foothill during the term of this Agreement.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 Conditions Precedent to Initial Advance, L/C, or L/C Guaranty. The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

               (a) the Closing Date shall occur on or before November 30, 1994;

               (b) Old Lender shall have confirmed in writing to Foothill that no amounts are owed to Old Lender by Borrowers, Guarantors and/or their Subsidiaries under the Prior Loan Agreement and Old Lender shall have assigned to Foothill the Existing Credit Documents and all related UCC filings, copyright mortgages, trademark mortgages and other agreements and documents relating to the liens and security interests in and to the properties and assets of Borrowers, in form and substance satisfactory to Foothill in its sole discretion;

               (c) Credit Lyonnais Bank Nederland N.V. shall have assigned to Foothill all UCC filings, copyright mortgages, trademark mortgages and other agreements and documents relating to the liens and security interests in and to the properties and assets of Borrowers granted in connection with the Prior Loan Agreement, in form and substance satisfactory to Foothill in its sole discretion;

               (d) Foothill shall have received evidence of the filing of its financing statements, fixture filings, Copyright
Mortgages and Trademark Mortgages;

               (e) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                i)  the Lock Box Agreements;

               ii)  a Continuing Guaranty from each Guarantor;

              iii)  a Security Agreement from LVI;

               iv) the Pledge Agreement accompanied by the stock certificates representing the outstanding shares of capital stock of LHV, stock assignments or stock powers executed in blank and undated covering such stock certificates and the original Promissory Notes being pledged to Foothill thereunder;

                v)  one or more Copyright Mortgages for the
          Collateral;

               vi)  one or more Trademark Mortgages for the
          Collateral;

              vii) an intercreditor agreement with the Trustee in form and substance satisfactory to Foothill;

             viii) an intercreditor agreement with WEA in form and substance satisfactory to Foothill; and

               ix) subordination agreements (as to both priority and payment) and intercreditor agreements and amendments to any existing subordination agreements or intercreditor agreements, all in form and substance satisfactory to Foothill, executed by each Person which holds any Indebtedness of any Borrower or a security interest in any Collateral, other than security interests which constitute Permitted Liens hereunder;

               (f) Foothill shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute same;

               (g) Foothill shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute same;

               (h) Foothill shall have received copies of each Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

               (i) Foothill shall have received copies of each Guarantor's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

               (j) Foothill shall have received a certificate of corporate status with respect to each Borrower and Guarantor, dated within forty five (45) days of the Closing Date, by the Secretary of State of the state of incorporation of each such corporation, which certificate shall indicate that such corporation is in good standing in such state;

               (k) Foothill shall have received certificates of corporate status with respect to each Borrower and Guarantor, each dated within forty five (45) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which such corporation's failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of such corporation, which certificates shall indicate that such corporation is in good standing;

               (l) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.12 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

               (m) Foothill shall have received a landlord waiver from the lessor of the location where Borrowers' chief executive office is located;

               (n)  Foothill shall have received evidence
(including, without limitation, appropriate copyright filings and/or reports) satisfactory to Foothill that each Borrower has sufficient right, title and interest in and to the Key Film Rights which it purports to own (including appropriate licenses under copyright), to enable it to perform its obligations under the Exploitation Agreements to which such Borrower is a party, to collect the Eligible Accounts and to grant to Foothill the security interests therein as contemplated by this Agreement, the Collateral Documents and the other documents and instruments delivered or to be delivered pursuant hereto or thereto;

               (o) Foothill shall have received an opinion of Borrowers' counsel in form and substance satisfactory to Foothill in its sole discretion; and

               (p) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

          3.2  Conditions Precedent to All Advances, L/Cs, or L/C
Guarantees. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

               (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making of the advance; and

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

          3.3 Condition Subsequent. The obligations of Foothill hereunder including, without limitation, the obligation to continue to make any advances and to provide L/Cs and L/C Guarantees is further subject to and contingent upon the Borrowers providing to Foothill, on or before thirty (30) calendar days following the date of this Agreement, Laboratory Pledgeholder Agreements from Rank, Technicolor, Pacific Title Archives, All Post and Foto-Kem/Foto-Tronics. Borrowers' failure to satisfy this condition subsequent on or before the date indicated above shall constitute an immediate Event of Default hereunder.

          3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrowers and Foothill and shall continue in full force and effect for a term ending on the date that is three (3) years from the Closing Date, unless sooner terminated pursuant to the terms hereof. Notwithstanding the foregoing, Foothill shall have the right to terminate its obligation to provide advances and exercise its other remedies provided under this Agreement as set forth in Articles 8 and 9 hereof.

          3.5 Effect of Termination. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrowers of Borrowers' duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

          3.6  Early Termination by Borrower.  The provisions of
Section 3.4 notwithstanding, Borrowers have the option, at any time upon sixty (60) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to the greater of: (a) the total interest and L/C and L/C Guaranty fees for the immediately preceding six (6) months; and (b) Two Hundred Fifty Thousand Dollars ($250,000). The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing, no Early Termination Premium shall be payable if Borrowers exercise their option to terminate this Agreement during the third year of the term of this Agreement.

          3.7 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence of an Event of Default which Foothill reasonably determines was caused by any Borrower solely to circumvent the payment of the Early Termination Premium, then, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrowers shall be jointly and severally obligated to immediately pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and each Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

     4.   CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Each Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or any Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, and other than sales and licenses made in the ordinary course of business, no Borrower has any authority, express or implied, to dispose of any item or portion of the Collateral.

          4.2 Negotiable Collateral. In the event that any Borrower's Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, such Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 Collection of Accounts, General Intangibles, Negotiable Collateral. Foothill, Borrowers, and the Lock Box Banks shall enter into the Lock Box Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrowers' cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of completion bonds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. Foothill agrees to promptly readvance to Borrowers any of Borrowers' funds received by Foothill at any time that Borrowers do not have any outstanding Obligations to Foothill. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of each Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrowers' loan account; but, unless and until Foothill does so or gives Borrowers other written instructions, Borrowers shall instruct all Account Debtors and obligors to make payment on any Accounts, General Intangibles, and Negotiable Collateral directly to a lockbox or restricted account satisfactory to Foothill, pursuant to the Lock Box Agreements, and immediately deliver any such payments to Foothill which are actually received by any Borrower, in their original form. Each Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of completion bonds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to a lockbox or restricted account satisfactory to Foothill, pursuant to the Lock Box Agreements, in their original form as received by such Borrower.

          4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, each Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as such Borrower's true and lawful attorney, with power to: (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts;
(d) endorse such Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to such Borrower, and to retain all mail relating to the Collateral and forward all other mail to such Borrower; (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as each Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during usual business hours to inspect Borrowers' Books and to check, test, and appraise the Collateral in order to verify any Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          Each Borrower represents and warrants to Foothill as follows:

          5.1 No Prior Encumbrances. Each Borrower has good and indefeasible title to its Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens. The Borrowers have good and valid legal title to their respective assets and properties shown on the LHV Consolidated Balance Sheet, dated September 30, 1994, including, without limitation, all Film Assets set forth on Schedule 5.15(a) hereto. The Borrowers have good and valid legal title to all Collateral they purport to own by including such Collateral in any Borrowing Base calculation, subject only to Permitted Liens. Schedule P-3 to this Agreement accurately sets forth and describes all security interests, copyright mortgages, liens, pledges or other encumbrances to which any of the Collateral is subject. This Agreement, the Collateral Documents and all other agreements, instruments and documents delivered or to be delivered to Foothill (including, without limitation, the certificates evidencing the Pledged Securities) pursuant to this Agreement or otherwise, have created and granted or, as the case may be, when executed and delivered to Foothill, will create and grant, in favor of Foothill valid security interests in the Collateral. Upon the filing of UCC financing statements under the applicable Uniform Commercial Codes with respect thereto, the delivery of the certificates or other instruments evidencing the Pledged Securities to Foothill, the filing of assignments and/or other instruments in the United States Copyright Office and the execution and delivery of the Collateral Documents, all to the extent required, and Foothill shall have a perfected first priority security interest in and to the Collateral, subject only to the Permitted Liens and to no other security interest prior, paramount, superior, equal to or on parity with the right, title and interest of Foothill therein or thereto.

          5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrowers include them in a Borrowing Base calculation or certification, bona fide existing obligations created by the license/sale and delivery of Inventory or Film Rights or the rendition of services to Account Debtors in the ordinary course of a Borrower's business, unconditionally owed to such Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which such Borrowers include an Eligible Account in a Borrowing Base calculation or certification, no Borrower has received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

          5.3 Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

          5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule E-2 or otherwise permitted by Schedule E-2.

          5.5 Inventory Records. Each Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and such Borrower's cost therefor.

          5.6 Location of Chief Executive Office; FEIN. The chief executive office of each Borrower is located at the address indicated in the preamble to this Agreement and each Borrower's
FEIN is as follows:

               LHV       95-3577158
               LFM       13-3424672
               LEI       95-4500319
               LAI       77-0211944
               VESTRON   95-4300175

          5.7 Due Organization and Qualification. Each Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of such Borrower or on the value of the Collateral to Foothill.

          5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which its properties or assets may be bound. All authorizations, approvals, registrations or filings from or with any governmental or public regulatory body or authority of the United States or of any state thereof or any foreign state having jurisdiction which are required for the execution, delivery and performance by each Borrower of this Agreement and the Collateral Documents have been duly obtained, made or granted and are in full force and effect, and if any further (or, with respect to any other instruments and documents to be executed and delivered by the Borrowers pursuant to this Agreement or the Collateral Documents, any additional) authorizations, approvals, registrations or filings should hereafter become necessary, the Borrowers shall use their respective best efforts to obtain or make all such authorizations, approvals, registrations or filings.

          5.9 Litigation. There are no actions or proceedings pending by or against any Borrower before any court or administrative agency and Borrowers do not have knowledge or belief of any material pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving any Borrower except for: (a) ongoing collection matters in which a Borrower is the plaintiff; (b) matters disclosed on Schedule 5.9; and (c) matters arising after the date hereof that, if decided adversely to a Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.

          5.10 No Material Adverse Change in Financial Condition. All financial statements relating to any Borrower that have been delivered to Foothill have been prepared in accordance with GAAP and fairly present such Borrower's financial condition as of the date thereof and such Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.11 Solvency. LHV and its Subsidiaries on a consolidated basis are Solvent. No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.

          5.12 Employee Benefits. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of each Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by any Borrower or any ERISA Affiliate, nor with respect to any Plan to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of any Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of any Borrower. Neither of the Borrowers nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than such Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of any Borrower. Neither any Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of any Borrower. No application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of any Borrower. Each Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

          5.13 Environmental Condition. None of any Borrower's properties or assets has ever been used by any Borrower or, to the best of Borrowers' knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of any Borrowers' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by any Borrower. No Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

          5.14 Subsidiaries and Promissory Notes. Schedule 5.14 to this Agreement lists all Subsidiaries of every Borrower and accurately and completely sets forth, separately with respect to each Borrower and each such Subsidiary, (a) the numbers and the titles of classes and/or series of equity securities which constitute the authorized and the issued and outstanding capital stock of the Borrowers; and (b) the number of shares and percentage ownership of each class and/or series, and the percentage ownership of the total combined voting power of all classes and series, of the issued and outstanding capital stock of all other Borrowers and their Subsidiaries held by each Borrower. Schedule 5.14 to this Agreement also lists all notes receivable held by each Borrower and Guarantor. Except as set forth on Schedule 5.14, there are no Securities issued by any Borrower which are held by or in the name of another Borrower or Guarantor. Except as set forth on
Schedule 5.14, each Borrower and/or Guarantor has full right, title and interest in and to all Securities set forth on Schedule 5.14, owned by it, free of any liens, encumbrances, other pledges or restrictions, and has full power and authority to pledge such Securities. Except as set forth on Schedule 5.14, all Securities set forth on Schedule 5.14, were duly and validly issued, and are validly outstanding, fully paid and nonassessable.

          5.15 Film Assets. Schedule 5.15(a) to this Agreement names all of the Film Assets of the Borrowers as of September 30, 1994. Schedule 5.15(b) accurately and completely identifies the Films to which Key Film Rights relate and, as to each such Film, indicates the title, the date of copyright registration, the registration number and whether the document granting rights in such Key Film Rights to a Borrower was recorded with the United States Copyright Office. Each Borrower has sufficient right, title and interest in and to such Film Assets to enable such Borrower to perform such Exploitation Agreements as have been entered into by such Borrower relating to such Film Assets. To the best of the Borrowers' knowledge, neither the Film Assets nor any Borrower's exploitation thereof violates or infringes, or will violate or infringe upon any copyright, right privacy or publicity, trademark, patent, trade name, performing right or any literary, dramatic musical, artistic, personal, private, contract or copyright or any right of any other person or contains any defamatory material in any manner which would have a material adverse affect on the financial condition of Borrowers taken as a whole, except as set forth on Schedule 5.9.

          5.16 Masters.  Borrowers have delivered to Foothill three
(3) volumes of documents which accurately and completely identify as of September 30, 1994 all Laboratories at which the Masters relating to Key Film Rights and all other material Masters are located and the specific Masters that are located at each such Laboratory.

          5.17 Trademarks. Borrowers have delivered to Foothill one (1) volume of documents which accurately and completely identifies as of September 30, 1994 all material trademarks with respect to which the Borrowers own any interest and the nature of the interest owned by each such Borrower.

          5.18 Exploitation Agreements. Schedule 5.18 accurately and completely identifies as of September 30, 1994 all Exploitation Agreements for Key Film Rights.

          5.19 Film Asset Acquisition Agreements. Schedule 5.15(b) to this Agreement accurately and completely identifies as of September 30, 1994 all Film Asset Acquisition Agreements for Key
Film Rights.

          5.20 Agreements. No Borrower nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party and no Borrower knows of any existing or threatened default by any other party to any such agreement or instrument, which default could result in any material adverse change in the business, properties or assets, operation or condition, financial or otherwise, of the Borrowers taken as a group. No Borrower is a party to any agreement or instrument or subject to any restriction materially adversely affecting its operations, business, properties, assets or condition (financial or otherwise).

          5.21 Disclosure. No written statement made or document delivered by any Borrower to Foothill in connection with this Agreement contains any untrue statement of a material fact or omits (when considered in conjunction with other written statements made by any Borrower to Foothill) a material fact necessary to make the statements made therein not misleading. To the best knowledge of the Borrowers, there is no fact which the Borrowers have not disclosed to Foothill which materially and adversely affects or, so far as the Borrowers can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, assets, properties, prospects, profits or condition (financial or otherwise) of the Borrowers, or the ability of the Borrowers to perform their Obligations under this Agreement and the Collateral Documents.

          5.22 Reliance by Foothill; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that each Borrower now or hereafter shall give, or cause to be given, to Foothill.

     6.   AFFIRMATIVE COVENANTS.

          Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, each Borrower shall do all of the following:

          6.1 Accounting System. LHV, on behalf of each Borrower, shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. LHV, on behalf of each Borrower, also shall keep proper books of account showing all sales, claims, and allowances on their Inventory.

          6.2 Collateral Reports. LHV, on behalf of each Borrower, shall deliver to Foothill, no later than the fifteenth
(15th) day of each month during the term of this Agreement the following with respect to the prior month:

          (a)  a Borrowing Base statement;

          (b) copies of all monthly sales and returns reports from WEA and, upon Foothill's request, copies of all such other WEA reports that are provided to Borrowers;

          (c) a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft;

          (d) a list of Film Assets acquired and a summary of the material terms of each Film Asset Acquisition Agreement and each Exploitation Agreement entered into by any Borrower and, upon Foothill's request, copies of each such agreement;

          (e) copies of all completion bonds issued where a Borrower and Foothill are named as beneficiaries and where a Borrower has prepaid any sums prior to delivery of the Masters;

          (f) copies of all copyright registrations filed (and written evidence of filing) by any Borrower relating to any Film Asset or Film as to which any Film Rights have vested in a Borrower, together with a summary of the chain of title of such Film and Film Rights;

          (g) duly executed Copyright Mortgages relating to each Film Asset owned or acquired by a Borrower as to which Film
     Rights have vested in a Borrower;

          (h)  summaries of all Film Obligations; and

          (i) a report identifying each Film in which a Borrower has any Film Rights and the net book value of each such Film.

LHV, on behalf of each Borrower, shall deliver to Foothill annually, or more frequently at Foothill's request, an update of Schedules 5.15 and 5.18 and the volumes delivered pursuant to Sections 5.16 and 5.17. LHV, on behalf of each Borrower, also shall deliver to Foothill, as Foothill may from time to time require, an updated listing of the location of Masters to each Film, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by each Borrower as custodian for Foothill.

          6.3 Schedules of Accounts. With such regularity as Foothill shall require, each Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or any Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

          6.4 Financial Statements, Reports, Certificates. LHV, on behalf of each Borrower, agrees to deliver, or cause to be delivered, to Foothill: (a) as soon as available, but in any event within (i) one hundred five (105) days of the end of each month ending a fiscal year, (ii) fifty (50) days of the end of each month ending its first three (3) fiscal quarters, and (iii) thirty (30) days after the end of each other month during each of its fiscal years, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrowers' operations during such period; and (b) as soon as available, but in any event within one hundred five (105) days after the end of each of LIVE's fiscal years, financial statements of LIVE for each such fiscal year, audited by Ernst & Young or other independent certified public accountants acceptable to Foothill and certified, without any qualifications other than as may exist as set forth in, or which may result from events or facts which are disclosed in, the audited financial statements or the public filings of LIVE in effect on the Closing Date, by such accountants to have been prepared in accordance with GAAP, consistently applied. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and such auditor's report to LIVE's board of directors. Borrowers shall cause LIVE to have issued written instructions to its independent certified public accountants, authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrowers that Foothill may request. In addition, Borrowers agree to cause LIVE to deliver financial statements prepared on a consolidating basis so as to present Borrowers as a separate group, with details of consolidation. Such statements shall be accompanied by a letter from LIVE's independent certified public accountants respecting the consolidated statements only confirming that such statements have been audited by them as part of the audit of LIVE.

                    Together with the above, LHV, on behalf of each Borrower, shall also cause to be delivered to Foothill LIVE's
Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by LIVE with the Securities and Exchange Commission, if any, promptly after the same are filed, and any other report reasonably requested by Foothill relating to the Collateral and the financial condition of any Borrower.

                    Concurrently with the monthly statements required to be delivered in clause 6.4(a) above, LHV shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (a) all financial reports and financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP, consistently applied and such reports, together with any computer prepared information of any kind or nature delivered to Foothill hereunder, fully and fairly present the financial condition of Borrowers;
(b) Borrowers are in timely compliance with all representations, warranties, and covenants hereunder; and (c) on the date of delivery of such certificate to Foothill there does not exist any condition or event which constitutes an Event of Default.

               Each Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill after the occurrence and during the continuation of an Event of Default, at such Borrower's expense, copies of such Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding such Borrower's business affairs and financial condition.

          6.5 Tax Returns. LHV, on behalf of each Borrower, agrees to deliver to Foothill copies of LIVE's consolidated future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

          6.6 Corporate Name Change. LFM shall timely file all appropriate documents with the United States Copyright Office reflecting its corporate name change from International Video Productions Inc. to LIVE Film and Mediaworks Inc. and shall provide Foothill with copies of all such filings.

          6.7 Designation of Inventory. LHV, on behalf of each Borrower, shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to Foothill a designation of Inventory specifying the lower of cost or market value of Borrowers' raw materials, work in process, and finished goods, and further specifying book reserves (including reserves for returns and obsolescence) and such other information as Foothill may reasonably request.

          6.8 Returns. Returns and allowances, if any, as between each Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to a Borrower, such Borrower promptly shall determine the reason for such return and, if such Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill, if requested by Foothill) in the appropriate amount to such Account Debtor.

          6.9  Title to Equipment.  Upon Foothill's request, each
Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.10 Maintenance of Equipment. Each Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. No Borrower shall permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

          6.11 Taxes. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Each Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Each Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that such Borrower has made such payments or deposits. Notwithstanding the foregoing, no such tax needs be paid if it is being contested by a Borrower in good faith by appropriate proceedings promptly initiated and diligently conducted, if Foothill has been notified in advance of such contest, and if such Borrower establishes a reserve or other appropriate provision required by GAAP.

          6.12 Insurance.

               (a) The Borrowers, at their expense, shall keep or cause to be kept the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. The Borrowers also shall maintain business interruption, public liability, product liability, and property damage insurance relating to their ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) The Borrowers will also maintain or cause to be maintained with respect to all Film Assets acquired or exploited by any Borrower, a so-called "Errors and Omissions" ("E&O") policy, of the sort customarily maintained by distributors of motion pictures, and shall keep such policy current and effective at all times during which this Agreement remains in force and effect (including any extended period provided for in any amendment to and/or restatement of this Agreement, or any extension of the Maturity Date hereunder). Such policy shall provide for coverage in an amount of not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate per year, without exclusions, and shall have a deductible of not more than Fifty Thousand Dollars ($50,000) per occurrence. With respect to each Film which has not yet been completed as to which any Borrower has acquired a Film Asset, such Borrower will use its best efforts to cause the producer of such Film, or the other party from whom the Borrower acquired such Film Asset in such Film, to name Foothill as additional insured under the E&O policy maintained by such producer or such other party and to name such Borrower and Foothill as loss payees on any policies maintained by such producer and/or other party insuring against the loss of or damage to any preprint materials, negatives and/or sound tracks of the final theatrical version of the Film, and on any policies of so called "cast" and other production-related insurance maintained by such producer and/or other party. Subject to the terms of the immediately preceding sentence, all such insurance (except for workers' compensation insurance), hereafter obtained shall (a) provide for the benefit of Foothill that 30 days' prior written notice of suspension, cancellation, termination, modification, non-renewal or lapse or material change of coverage shall be given to Foothill; (b) name Foothill as a loss payee; (c) name Foothill as an additional insured party; and (d) to the extent obtainable by the Borrowers using their best efforts, contain an endorsement which negates the "other insurance" clause in the policy and a statement that the insurance being provided is primary and any insurance carried by Foothill is neither primary nor contributory; all without any liability on the part of Foothill to pay for any premiums or calls with respect to any such insurance policies.

               (c) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as a loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Each Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

          6.13 Financial Covenants.  LHV shall maintain:

               (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least one and one-half to one (1.5 : 1.0), measured on a fiscal quarter-end basis;

               (b) Total Liabilities to Tangible Net Worth Ratio. A ratio of total liabilities divided by Tangible Net Worth of not more than one and one-quarter to one (1.25 : 1.0), measured on a fiscal quarter-end basis;

               (c) Tangible Net Worth. Tangible Net Worth of at least Fifty Million Dollars ($50,000,000), measured on a fiscal quarter-end basis; and

               (d) Working Capital. Working Capital of not less than Forty One Million Dollars ($41,000,000), measured on a fiscal quarter-end basis.

          6.14 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of a Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.15 Location of Inventory and Equipment. Each Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule E-2; provided, however, that Borrowers may amend Schedule E-2 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrowers provide Foothill with access agreements (in form and substance acceptable to Foothill) and any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and Borrowers also use their best efforts to provide to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

          6.16 Compliance with Laws. Borrowers shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and would not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrowers or on the value of the Collateral to Foothill.

          6.17 Employee Benefits.

               (a) LHV, on behalf of the Borrowers, shall deliver to Foothill a written statement by the chief financial officer of the Borrowers specifying the nature of any of the following events and the actions which the Borrowers propose to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of such Borrower arising in connection with any Plan.

               (b) LHV, on behalf of the Borrowers, shall also promptly furnish to Foothill copies prepared or received by such Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of the Borrowers or their ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan;
(iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC;
(v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or
Section 412 of the IRC by such Borrower or any ERISA Affiliate;
(vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by such Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

          6.18 Nature and Conduct of Business. To the extent within each Borrower's control, cause Borrowers at all times to remain engaged solely in activities directly related to the exploitation of Film Rights.

          6.19 Completion Bonds. In connection with any Film with respect to which any Borrower acquires a Film Asset pursuant to a Film Asset Acquisition Agreement entered into after the date hereof which requires or commits such Borrower to make or pay any advances, investments, royalties, participations or other sums prior to delivery of such Film to such Borrower, cause the producer of such Film and a completion guarantor reasonably approved by Foothill to include the Borrower and Foothill as beneficiaries for purposes of payment, under the completion bond guaranteeing the completion and delivery of such Film, if any, at least to the extent of the aggregate amount of all advances, investments, royalties, participations and other sums paid and/or to be paid by such Borrower prior to the completion and delivery of such Film; provided, however, that the Borrowers may acquire Film Assets and pay sums prior to delivery without completion bonds for any single Film Asset up to Two Million Dollars ($2,000,000) and in the aggregate of not more than Five Million Dollars ($5,000,000) outstanding at any one time for all such Film Assets.

          6.20 Film Assets. Enter into such Film Asset Acquisition Agreements and obtain such rights as are necessary to perform all Exploitation Agreements and perfect the Borrowers' entitlement to Eligible Accounts, take any and all actions necessary to establish and protect its rights in all Film Assets, and take or cause to be taken any and all actions (including, without limitation, registration in the United States Copyright Office and affixing the appropriate copyright notices to each Film as required in each applicable jurisdiction) necessary to obtain and maintain copyright protection of such Films and Film Assets in conformity with the laws of the United States.

          6.21 [Intentionally Omitted].

          6.22 Agreements Entered Into. Only enter into Film Asset Agreements and Exploitation Agreements which are customary in the trade.

          6.23 Observance of Agreements. Duly observe and perform all material terms and conditions of all Film Asset Acquisition Agreements, Exploitation Agreements and all other material agreements to which any Borrower is a party, and diligently protect and enforce the rights of the Borrowers under all such agreements in a manner consistent with prudent business judgment.

          6.24 Film Properties and Rights. Act as pledgeholder for Foothill with respect to, with the same effect as if such parties were pledgees in possession of, all Masters owned, held or controlled by any Borrower relating to any Films and all other elements of the Collateral which are now or hereafter in the actual or constructive possession of the Borrowers.

          6.25 Video Duplication and Distribution Agreements.
Abide in all material respects by the terms of (a) that certain agreement, dated as of August 12, 1988, as amended, with Rank with respect to engagement in the video duplication or any similar manufacturing business, (b) that certain agreement, dated as of February 10, 1988, as amended, with Technicolor with respect to engagement in the video duplication or any similar manufacturing business, (c) that certain Agreement, dated as of May 11, 1992, as amended, with WEA with respect to the distribution of videocassettes released by Borrowers, and (d) that certain Agreement, dated as of September 1, 1991, as amended, with MCA with respect to the distribution of videocassettes released by Borrowers; provided, however, that if any of such agreements expires or terminates or is terminated prior to the term of this Agreement, no Borrower shall enter into any similar or replacement agreement or arrangement with a permitted successor unless Foothill receives an assignment of Borrowers' rights thereunder (including an acknowledgement from the other party thereto), a Laboratory Pledgeholder Agreement and inventory access rights on the same terms as provided in this Agreement or otherwise on terms satisfactory to Foothill.

          6.26 Laboratory Pledgeholder Agreements. Use best efforts to provide to Foothill within ninety (90) days after the date of this Agreement a Laboratory Pledgeholder Agreement from each Laboratory where any material Masters owned, held or controlled by Borrowers are located.

     7.   NEGATIVE COVENANTS.

          Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, such Borrower will not do any of the following without Foothill's prior written consent:

          7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a)  Indebtedness evidenced by this Agreement;

               (b) Indebtedness set forth in the latest financial statements of Borrowers submitted to Foothill on or prior to the Closing Date;

               (c)  Permitted Indebtedness;

               (d)  Indebtedness secured by Permitted Liens; and

               (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c) and (d) of this
Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by any Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness. Anything contained in this Agreement to the contrary notwithstanding, Borrowers shall not, without the prior written consent of Foothill: (i) borrow any additional funds or otherwise obtain any additional advances from WEA, or (ii) borrow any additional funds or otherwise obtain any additional advances from MCA.

          7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(e) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

          7.3 Restrictions on Fundamental Changes. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person other than another Borrower.

          7.4 Extraordinary Transactions and Disposal of Assets. Except for transactions among Borrowers and as otherwise permitted by this Section 7.4, enter into any transaction not in the ordinary and usual course of any Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than licenses/sales of Inventory and Film Assets to buyers in the ordinary course of such Borrower's business as currently conducted). LEI may sell or otherwise dispose of its eighty one percent (81%) subsidiary, VCL/Carolco Communications GmbH, a german company. The net proceeds of any such sale/disposition shall be remitted to Foothill to be applied against the Obligations.

          7.5 Change Name. Change a Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

          7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person (other than a Borrower) except by endorsement or instruments or items of payment for deposit to the account of a Borrower or which are transmitted or turned over to Foothill.

          7.7 Restructure. Make any change in a Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

          7.8 Prepayments. Except in connection with a refinancing permitted by Section 7.1(d), prepay any Indebtedness owing to any third Person.

          7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control; provided, however, that any Borrower may merge or consolidate with any other Borrower.

          7.10 Capital Expenditures. Make any capital expenditure, or any commitment therefor, in excess of Five Hundred Thousand Dollars ($500,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of One Million Dollars ($1,000,000).

          7.11 Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale on approval, or other conditional terms of sale in excess of Five Hundred Thousand Dollars ($500,000) of Inventory at book value at any one time.

          7.12 Distributions. Except as permitted by this Section, make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of any Borrower's capital stock, of any class, whether now or hereafter outstanding. So long as no Event of Default has occurred and is continuing under Section 8.1, Borrowers may make Permitted Payments.

          7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of a Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or such Borrower's financial condition. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.14 Investments. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person except for Permitted Investments.

          7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of such Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to such Borrower than would be obtained in arm's length transaction with a non-Affiliate except for transactions among Borrowers.

          7.16 Suspension. Allow LHV or LFM to suspend or go out of a substantial portion of its respective business.

          7.17 Use of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than to: (a) acquire Film Assets, manufacture videocassettes or purchase, invest in, or pay the costs of a Film Asset; (b) finance its working capital needs in the ordinary course of business, (c) make Permitted Payments, (d) make Permitted Investments, (e) pay transactional fees, costs and expenses incurred in connection with this Agreement; and (f) pay any monetary obligations to Foothill.

          7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Each Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, such Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. Not more than Five Hundred Thousand Dollars ($500,000) of book value of Inventory in the aggregate shall at any time now or hereafter be stored with bailees, warehousemen, or similar parties at a location not set forth on Schedule E-2 without Foothill's prior written consent.

          7.19 Acquisitions of Film Assets. Make, pay or commit or agree to make or pay any investments, loans, advances, guaranteed minimum royalties, participations or other fixed payments in connection with the acquisition of a Film Asset or Assets in any single Film in an aggregate amount which exceeds Ten Million Dollars ($10,000,000), or make, pay or commit or agree to make or pay any investments, loans, advances, guaranteed minimum royalties, participations or other fixed payments aggregating in excess of Ten Million Dollars ($10,000,000) in connection with the acquisition of Film Assets in more than one Film pursuant to any single Film Asset Acquisition Agreement (i.e., so-called "output" or "multiple picture" deals), except as set forth on Schedule 7.19.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this
Agreement:

          8.1 If Borrowers fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

          8.2 If Borrowers fail or neglect to perform, keep, or observe any term, provision, condition, covenant, or agreement:
(a) contained in Sections 6.2, 6.3 or 6.4 hereof and the same is not remedied within ten (10) days thereof, or (b) contained in
Section 6.7 hereof and the same is not remedied with two (2) days thereof, or (c) contained in any Section of this Agreement, other than Sections 6.2 - 6.4 or 6.7, or in any of the Loan Documents;

          8.3 If there is a material impairment of the value or priority of Foothill's security interests in the Collateral;

          8.4 If any material portion of any Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any Person;

          8.5 If an Insolvency Proceeding is commenced by any Borrower;

          8.6 If an Insolvency Proceeding is commenced against any Borrower and any of the following events occur: (a) such Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obliga-

tion to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.7 If any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of any Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of any Borrower's assets and the same is not paid on the payment date thereof, except to the extent such tax is being contested as permitted under Section 6.11 hereof; provided, however, that if Foothill determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral as a result of such lien or notice of lien, levy or assessment, then an Event of Default shall be deemed to have occurred regardless of whether such tax is being contested as permitted under Section 6.11;

          8.9 If a judgment or other claim becomes a lien or encumbrance (other than a Permitted Lien) upon any material portion of any Borrower's assets;

          8.10 If there is a default in any agreement to which any Borrower is a party with third parties resulting in a right by such third parties, whether or not exercised, to accelerate the maturity of any Borrower's indebtedness for borrowed money and the amount of such indebtedness of all Borrowers subject to acceleration is greater than One Hundred Thousand Dollars ($100,000) at any one time;

          8.11 If any Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms hereof or the subordination provisions applicable to such Indebtedness;

          8.12 If any material misstatement or misrepresentation exists now or hereafter in any written warranty, certificate, representation, statement, or report made to Foothill in connection with the Loan Documents or the transactions contemplated thereby, by any Borrower or any officer, employee, agent, or director of any Borrower, or if any such warranty or representation is withdrawn by any officer, employee, agent, or director;

          8.13 If the obligation of any guarantor or other third
Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

          8.14 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of the Borrowers taken as a whole: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Qualified Plan subject to Title IV of ERISA or applicable law, such Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) the complete or partial withdrawal of a Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA;
(vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; and (viii) the assessment against such Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC; or (b) there is any Unfunded Benefit Liability of the Plans of any of the Borrowers or any of their ERISA Affiliates.

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 Certain Events. Foothill may, at its election and without declaring an Event of Default, cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, and under any other agreement between any Borrower and Foothill upon the occurrence and during the continuation of any event which, with the passage of time and the failure to cure or remedy such event, would constitute an Event of Default.

          9.2 Event of Default. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between any Borrower and Foothill;

               (c)  Terminate this Agreement and any of the other
Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrowers' loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses reasonably incurred or expended in connection therewith;

               (e) Cause each Borrower, WEA and MCA to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrowers, WEA and MCA or in their possession and conspicuously label said returned Inventory as the property of Foothill;

               (f) Make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Each Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Foothill's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Borrower's owned premises, such Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (g) Set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Foothill, or
(ii) indebtedness at any time owing to or for the credit or the account of any Borrower held by Foothill;

               (h) Hold, as cash collateral, any and all balances and deposits of a Borrower held by Foothill, and any amounts received in the Lock Boxes, to secure the full and final repayment of all of the Obligations;

               (i)  Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

               (k) Foothill shall give notice of the disposition of the Collateral as follows:

                    (1) Foothill shall give the Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                    (2) The notice shall be personally delivered or mailed, postage prepaid, to the applicable Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than the applicable Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                    (3)  If the sale is to be a public sale,
Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (l) Foothill may credit bid and purchase at any public sale; and

               (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrowers.

          9.3 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES REGARDING THE COLLATERAL.

          If any Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by such Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and upon concurrent notice to Borrowers, Foothill may do any or all of the following: (a) make payment of the same or any part thereof (except for taxes being contested in good faith in accordance with Section 6.11 hereof); (b) set up such reserves in Borrowers' loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which such Borrower may in any way be liable.

          11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

          11.3 Indemnification. Each Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document; provided, however, that Borrowers shall not be required to indemnify or hold Foothill harmless where such obligations, demands, claims, liabilities, or losses are found, by a final determination of a court of competent jurisdiction, to be the result of Foothill's gross negligence, wilful misconduct, or bad faith. This provision shall survive the termination of this Agreement.

          11.4 Suretyship Waivers and Consents.

               (a) Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including the other Borrowers) and, in full recognition of that fact, each Borrower consents and agrees that Foothill may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower, subject to the provisions of Section 15.6: (i) increase, extend, accelerate, or otherwise change the time for payment or the terms of the Obligations or any part thereof; (ii) supplement, restate, modify, amend, increase, decrease, or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guarantees, or any condition, covenant, default, remedy, right, representation, or term thereof or thereunder;
(iii) accept new or additional instruments, documents, or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (iv) accept partial payments on the Obligations; (v) receive and hold additional security or guarantees for the Obligations or any part thereof;
(vi) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Foothill in its sole and absolute discretion may determine; (vii) release any person or entity from any personal liability with respect to the Obligations or any part thereof; (viii) settle, release on terms satisfactory to Foothill or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (ix) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Debtor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

               (b) Upon the occurrence and during the continuance of any Event of Default, Foothill may enforce this Agreement independently as to each Borrower and independently of any other remedy or security Foothill at any time may have or hold in connection with the Obligations, and it shall not be necessary for Foothill to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Borrower expressly waives any right to require Foothill to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any collateral provided by any Person, and agrees that Foothill may proceed against Borrowers or any collateral in such order as Foothill shall determine in its sole and absolute discretion.

               (c) Foothill may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Each Borrower agrees that Foothill and each Borrower and any affiliate of any Borrower may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement. Each Borrower expressly waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement of the Obligations or any rights of Foothill created or granted herein.

               (d) Foothill's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Foothill, all as though such amount had not been paid. The rights of Foothill created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Borrower and whether or not any Borrower shall have any personal liability with respect thereto.

               (e) Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Borrower with respect to the Obligations; (b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations of any other Borrower; (c) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Obligations);
(d) any failure of Foothill to marshal assets in favor of any Borrower or any other Person; (e) any failure of Foothill to give notice of sale or other disposition of collateral to such Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral securing the Obligations of any other Borrower; (f) any failure of Foothill to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation of any other Borrower, including any failure of Foothill to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation of any other Borrower; (g) any act or omission of Foothill or others that directly or indirectly results in or aids the discharge or release of any other Borrower or the Obligations of any other Borrower or any security or guaranty therefor by operation of law or otherwise;
(h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation; (i) any failure of Foothill to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;
(j) the avoidance of any lien or security interest in assets of any other Borrower, in favor of Foothill for any reason; or (a) any action taken by Foothill that is authorized by this section or any other provision of any Loan Document. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any commitment of Foothill to Borrowers under any Loan Document remains in effect, no Borrower shall have any right of subrogation, contribution, reimbursement, or indemnity, and each Borrower expressly waives any right to enforce any remedy that Foothill now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by Foothill. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Obligations.

               (f) In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Foothill, upon the occurrence of and during the continuance of any Event of Default, at its or their sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of this Agreement, or the validity or enforceability of any liens of Foothill on any collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale to the extent permitted by applicable law.

               (g) To the fullest extent permitted by applicable law, each Borrower expressly waives and agrees not to assert, any and all defenses in its favor based upon an election of remedies by Foothill which destroys, diminishes, or affects such Borrower's subrogation rights against any other Borrower, or against any other party liable to Foothill, and/or any rights to proceed against each other Borrower, or any other party liable to Foothill, for reimbursement, contribution, indemnity, or otherwise including, without limitation, any election(s) by Foothill to conduct a nonjudicial foreclosure sale under any mortgage(s) or deed(s) of trust upon real property, and further including, without limitation, any and all defenses, rights, or estoppels which might otherwise arise under or in connection with California Code of Civil Procedure Sections 580d, 580b, 580a, or 726 (or comparable provisions of the laws of any other jurisdictions) as a result of any such election(s) or otherwise. Each Borrower acknowledges and agrees that it knowingly is waiving in advance and agreeing in advance not to assert, as a result of the foregoing sentence, a complete or partial defense to its obligations hereunder which such Borrower may have had in the future arising from California Code of Civil Procedure Sections 580d, 580b, 580a, or 726 (or comparable provisions of the laws of any other jurisdictions) based upon Foothill's subsequent election to conduct a private, nonjudicial foreclosure sale, which election may destroy, diminish, or affect such Borrower's rights of subrogation against any other Borrower or any other party liable to Foothill and such Borrower's rights to pursue any other Borrower or such other party for reimbursement, contribution, indemnity, or otherwise. Each Borrower expressly waives, and agrees not to assert, all other suretyship defenses it otherwise might or would have under California law or other applicable law.

               (h) Borrowers and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy, or otherwise adversely affect rights which Borrowers otherwise may have against each other, Foothill, or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

          11.5 Joint and Several Liability of Borrowers. Each Borrower has determined that it is in its best interests and in pursuance of its legitimate business purposes to induce Foothill to extend credit to Borrowers pursuant to this Agreement. Each Borrower acknowledges and represents that its business is integrally related to the business of the other Borrowers, that the availability of the advances provided for herein benefits each Borrower individually, and that advances made hereunder will be for and inure to the benefit of all of the Borrowers individually and as a group. Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement, will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.
Accordingly, the Borrowers are and will be jointly and severally liable for each and every representation, covenant and obligation to be performed by the Borrowers under this Agreement and the Collateral Documents, and the invalidity, unenforceability or illegality of this Agreement or any Collateral Document as to one of the Borrowers, or the release by Foothill of a Borrower hereunder or thereunder, will not affect the Obligations of the other Borrowers under this Agreement or the Collateral Documents, all of which will otherwise remain valid and legally binding obligations of such other Borrowers. Each of the Borrowers agrees, on behalf of itself, that it will not seek to exercise any rights of contribution or exoneration from payment which it may have as a matter of law or otherwise as against the other Borrowers hereunder so long as any of the Obligations are outstanding, and if by law any right of contribution or exoneration from payment may not be postponed, then such right shall be subordinate to the rights of Foothill against the Borrowers under this Agreement and the Collateral Documents. None of the Borrowers shall be subrogated in whole or in part to the rights of Foothill, and if by law one is so subrogated, such rights shall be subordinate and junior to the rights of Foothill under this Agreement, the Collateral Documents or any other agreement or document referred to herein or therein, until payment and discharge in full of all Obligations.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by overnight or same day messenger or air courier service, registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrowers or to Foothill, as the case may be, at its address set forth below:

     If to Borrowers:    c/o LIVE Home Video Inc.
                    15400 Sherman Way, Suite 500
                    Van Nuys, California 91406
                    Attention: President
                    Telefacsimile No. (818) 908-9539

     with courtesy
     copies to:          SIDLEY & AUSTIN
                    555 West Fifth Street
                    40th Floor
                    Los Angeles, California 90013
                    Attn:  Gary J. Cohen, Esq.
                    Telefacsimile No. (213) 896-6600

     If to Foothill:     FOOTHILL CAPITAL CORPORATION
                    11111 Santa Monica Boulevard
                    Suite 1500
                    Los Angeles, California 90025-3333
                    Attn.:  Business Finance Division Manager
                    Telefacsimile No. (310) 479-2690

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the date of actual receipt. Each Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWERS AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWERS AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWERS' DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrowers request, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrowers' expense, for their return.

     15.  GENERAL PROVISIONS.

          15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and Foothill.

          15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release any Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by any Borrower is required in connection with any such assignment. Following an assignment by Foothill of its interest under the Loan Documents (other than in connection with a transfer of all or a material portion of Foothill's loan portfolio) Borrowers shall be entitled to prepay the Obligations in full and terminate this Agreement, in accordance with Section 3.6 hereof, without being required to pay the Early Termination Premium. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to any Borrower or any Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill shall thereafter be released from such assigned obligations to Borrowers and such assignment shall effect a novation between Borrowers and such third Person.

          15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrowers.

          15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrowers or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          15.9 Amendment and Restatement. Borrowers acknowledge and agree that the security interests and assignments granted by them pursuant to the Existing Credit Documents and maintained pursuant to this Agreement continue without interruption in full force and effect in favor of Foothill. Upon the effectiveness of this Agreement, the terms and conditions of the Existing Credit Documents are hereby amended and restated in their entirety by this Agreement and the Collateral Documents. Borrowers agree and acknowledge that concurrently herewith they have released Old Lender from all obligations and liabilities under the Existing Credit Documents arising out of events occurring prior to the Closing Date, and that such release also shall be for the express benefit of Foothill as assignee of such Existing Credit Documents.

          15.10 Integration. This Agreement, together with the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                              "Foothill"

                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation


                              By_________________________________
                              Title:______________________________


                              "Borrowers"

                              LIVE HOME VIDEO INC.,
                              a Delaware corporation


                              By_________________________________
                              Title:______________________________


                              LIVE FILM AND MEDIAWORKS INC.,
                              a California corporation


                              By_________________________________
                              Title:______________________________


                              LIVE ENTERTAINMENT
                              INTERNATIONAL INC.,
                              a Delaware corporation


                              By_________________________________
                              Title:______________________________



                              LIVE AMERICA INC.,
                              a Delaware corporation


                              By_________________________________
                              Title:______________________________


                              VESTRON INC.,
                              a Delaware corporation


                              By_________________________________
                              Title:______________________________